                                                                    Exhibit 99.1


                              (RED ENVELOPE LOGO)


                                                              MEDIA CONTACT:
                                                              Astrid Stevenson
                                                              RedEnvelope, Inc.
                                                              415-371-9100 x293

                                                              INVESTOR CONTACT:
                                                              Jordan Goldstein
                                                              Financial Dynamics
                                                              415-439-4500


FOR IMMEDIATE RELEASE


                    REDENVELOPE REPORTS THIRD QUARTER RESULTS


SAN FRANCISCO, CA (January 27, 2004) -- RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the third quarter of fiscal year 2004, ended December 28, 2003.

RedEnvelope reported total net revenues of $35.9 million for the quarter compared to $34.3 million in the third quarter of the prior fiscal year. Net income was $1.2 million, or $0.13 per diluted share, compared to net income of $0.9 million, or $0.14 per diluted share in the third quarter of fiscal year 2003.

For the first nine months of fiscal year 2004, RedEnvelope reported total net revenues of $62.0 million compared to $54.9 million in the first nine months of the prior fiscal year. Net loss was $(2.9) million, or $(0.41) per share, compared to a net loss of $(5.1) million, or $(16.01) per share in the first nine months of fiscal year 2003.

"We were pleased with the positive customer response to our new proprietary products," said Alison May, RedEnvelope's President and Chief Executive Officer. "This was a mixed blessing for the quarter, as we purchased our inventory conservatively and experienced sourcing issues with some of our products. This resulted in us not being able to meet all of the demand for our products. In most cases, we initiated outbound calls to customers to let them know that products they ordered were unavailable, and inevitably, this led to some cancellations. But, the customer response also gives us confidence that RedEnvelope continues to be a premium destination for shoppers looking for unique gifts," she said.

"As previously reported, we encountered problems at the distribution center during the Holiday season. As a result, we could not fulfill all demand for our products, in particular for some of our personalized gifts, and the expected efficiencies from managing the distribution center ourselves did not materialize," she added.

RedEnvelope, Inc.                                                         Page 2

"We are addressing operational difficulties encountered during the Holiday season. We have begun an implementation, planned last fall, of a new backend system in the distribution center that will help us scale the business. Further, we are improving processes at the distribution center in advance of the systems implementation," Ms. May added.

"While we enjoyed a 42% increase in online channels, which includes portals, search and affiliates, over the third quarter last year, we had anticipated an even stronger increase. Additionally, corporate sales did not develop as quickly as we had anticipated. Shipping revenues were 19% lower than the same quarter last year, due to promotional shipping offers, the change to a flat rate delivery charge, and lower product sales. In spite of the lower shipping margins related to fulfillment delays, we were able to maintain our high gross margins. This reflects our strong product margins, which we continue to support through overseas sourcing and in-house product development," she said.

RedEnvelope's balance sheet remains robust, with just over $38 million in cash and investments. In addition, RedEnvelope had zero debt at the end of the fiscal quarter.

Recent Highlights

- At the end of the third fiscal quarter, RedEnvelope's customer file totaled approximately 1.7 million names. For the third fiscal quarter, net revenues from existing customers represented approximately 43% of total net revenues. In the third fiscal quarter, RedEnvelope shipped approximately 453,000 orders.

- RedEnvelope's catalog business was more productive in the third quarter of 2004 than the same period last year, generating approximately the same revenue with approximately 20% fewer books mailed.

- Planned system upgrades are currently being implemented, including a financial package from Oracle and warehouse management systems from Manhattan Associates.

- RedEnvelope is currently staffing a sourcing department to manage product manufacture and receipt, and to help address sourcing problems experienced during the third quarter, including quality, shipping schedules and customs.

- The Company's customer interface was updated for the purpose of improving menus and search capabilities, enabling faster viewing of products, and enhancing customization capabilities to help ensure the customer experience is optimized.

"During the quarter, we shifted the look of our product assortment toward a more sophisticated, modern point of view, which our customers found appealing. Exclusive proprietary products represented more of our total assortment than ever before, and in many cases, these products were designed entirely by our new product development team," Ms. May said.

"We believe our recent initiatives represent important building blocks in reaching our goal of strengthening our brand attributes while extending our market reach," Ms. May concluded.
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RedEnvelope, Inc.                                                         Page 3

Business Outlook

The following business outlook contains forward-looking statements describing management's current expectations for future periods. The matters discussed in these forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed or referred to in the cautionary note below. Similarly, the forward-looking guidance provided in this press release is based on limited information available to RedEnvelope at this time, which is subject to change. As a result of these uncertainties and information limits, actual results in the future may differ materially from management's current expectations. Although management's expectations may change after the date of this release, RedEnvelope undertakes no obligation to revise or update the guidance below. The lack of any revision or update is not meant to imply continued affirmation of the guidance below.

"We are expressing caution about the fourth quarter outlook due to several factors. At this time, we do not know the impact, if any, of holiday-season fulfillment issues on customers choosing to return to our site. Further, our Valentine's Day assortment has a lower proportion of new proprietary products, which were some of our stronger performing products last quarter," said Ms. May.

Currently, RedEnvelope anticipates its net revenues for the fourth quarter of fiscal year 2004 will be approximately $16.0 million to $17.0 million. Net loss for the fourth quarter is currently anticipated to be approximately $(3.1) million to $(2.6) million.

For the full fiscal year 2004, which ends March 28, 2004, net revenues are currently expected to be between $78 million and $79 million. Based on these revenue expectations, RedEnvelope currently anticipates a net loss for the fiscal year to be between $(6.0) million and $(5.5) million.

Webcast of Management Presentation

RedEnvelope, Inc. will make a presentation regarding these results and the Company's business outlook over the Internet at 2:00 p.m. (PT) / 5:00 p.m. (ET) today. To listen, please log on to www.RedEnvelope.com, go to "About RedEnvelope," and follow the link entitled "January 27, 2004 Management
Presentation: Third-Quarter Results" that will be posted on that page. After the webcast, interested parties may access a replay through the same link. The replay of the webcast will remain available on our website through midnight (ET) on January 27, 2005.

To access an electronic copy of this press release, please visit Investor Relations under the "About Us" tab at www.RedEnvelope.com.

RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com
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RedEnvelope, Inc.                                                         Page 4

This press release contains forward-looking statements that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: customers deciding not to return to shop at RedEnvelope because of dissatisfaction with the shopping experience during the 2003 holiday season; planned system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; any decrease in shipping and handling revenues arising out of a recent change to our shipping and handling rate policy that is not offset by increases in net revenues; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; difficulties encountered in, or increased costs of, fulfillment; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; changes in key management personnel; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Prospectus dated September 24, 2003, and our Report on Form 10-Q for the period ended September 28, 2003, including, without limitation, those discussed under the captions, "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Factors That May Affect Future Operating Results," both of which documents are on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                                       ###
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RedEnvelope, Inc.                                                         Page 5

                                REDENVELOPE, INC.
                     CONDENSED STATEMENT OF OPERATIONS DATA
                                   (UNAUDITED)

                                                 THIRTEEN WEEKS ENDED           THIRTY-NINE WEEKS ENDED
                                            -----------------------------     -----------------------------
                                            DECEMBER 28,     DECEMBER 29,     DECEMBER 28,     DECEMBER 29,
                                               2003             2002             2003             2002
                                             --------         --------         --------         --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues                                 $ 35,922         $ 34,290         $ 61,972         $ 54,943
Cost of sales                                  18,149           17,318           31,496           28,510
                                             --------         --------         --------         --------
   Gross profit                                17,773           16,972           30,476           26,433
                                             --------         --------         --------         --------

Operating expenses:
   Fulfillment                                  5,195            4,485            9,446            8,272
   Marketing                                    7,434            7,593           12,860           12,106
   General and administrative                   3,929            3,790           10,743           10,671
                                             --------         --------         --------         --------
     Total operating expenses                  16,558           15,868           33,049           31,049
                                             --------         --------         --------         --------
Income (loss) from operations                   1,215            1,104           (2,573)          (4,616)
Interest income                                    60               21               75              138
Interest expense                                  (99)            (213)            (369)            (580)
                                             --------         --------         --------         --------
Net income (loss)                            $  1,176         $    912         $ (2,867)        $ (5,058)
                                             ========         ========         ========         ========

Net loss per share - basic                   $   0.14         $   2.81         $  (0.41)        $ (16.01)
Net loss per share - diluted                 $   0.13         $   0.14         $  (0.41)        $ (16.01)

Weighted average shares outstanding -
basic                                           8,522              325            7,071              316
Weighted average shares outstanding -
diluted                                         9,379            6,296            7,071              316

RedEnvelope, Inc.                                                         Page 6

                                REDENVELOPE, INC.
                          CONDENSED BALANCE SHEETS DATA
                                   (UNAUDITED)

                                                          DECEMBER 28,       MARCH 30,        DECEMBER 29,
                                                             2003              2003              2002
                                                          ---------         ---------         ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CURRENT ASSETS:
  Cash and cash equivalents                               $  34,756         $   4,997         $  14,154
  Short-term investments                                      2,888                --                --
  Accounts receivable, net                                    5,803               286               595
  Inventory                                                   7,873             9,716             9,973
  Prepaid advertising and other current assets                1,462             2,099             1,030
                                                          ---------         ---------         ---------
     Total current assets                                    52,782            17,098            25,752
   Property and equipment, net                                4,591             4,462             5,070
   Other assets and restricted cash                           1,165               566               400
                                                          ---------         ---------         ---------
     Total assets                                         $  58,538         $  22,126         $  31,222
                                                          =========         =========         =========

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                   $  20,796         $   8,123         $  14,660
  Short-term loan                                                --             1,123             1,073
  Capital lease obligations, current                            732               673               565
                                                          ---------         ---------         ---------
     Total current liabilities                               21,528             9,919            16,298
 Capital lease obligations, long-term                           997             1,102             1,345
                                                          ---------         ---------         ---------
     Total liabilities                                       22,525            11,021            17,643
                                                          ---------         ---------         ---------

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK               --            82,556            82,479

 STOCKHOLDERS' EQUITY (DEFICIT):
  Series A preferred stock                                       --               953               953
  Common stock                                                   86                 4                 4
  Additional paid-in capital                                113,006             1,322             1,320
  Deferred compensation                                        (641)             (162)             (262)
  Notes receivable from stockholders                            (44)              (44)              (44)
  Accumulated deficit                                       (76,391)          (73,524)          (70,871)
     Accumulated other comprehensive income                      (3)               --                --
                                                          ---------         ---------         ---------
     Total stockholders' equity (deficit)                    36,013           (71,451)          (68,900)
                                                          ---------         ---------         ---------
     Total liabilities, mandatorily redeemable
     convertible preferred stock and stockholders'
     equity (deficit)                                     $  58,538         $  22,126         $  31,222
                                                          =========         =========         =========